Exhibit 99.1

Pharmacyclics Announces Oral Presentations of Ibrutinib (PCI-32765) at the 17th Congress of the European Hematology Association

Sunnyvale, CA., May 22, 2012 -- Pharmacyclics, Inc. (NASDAQ: PCYC) today announced that clinical abstracts on Bruton’s Tyrosine Kinase inhibitor, ibrutinib (formerly, PCI-32765) have been selected for oral presentations at the 17th Congress of the European Hematology Association (EHA), June 14-17, 2012 in Amsterdam, The Netherlands.

The update on data presented specifically includes: 1) updated safety and efficacy data, including progression free survival, from the phase Ib/II CLL single agent trial in relapsed or refractory and treatment naïve patients (PCYC-1102-CA); 2) safety and efficacy data from the phase Ib CLL combination trial with bendamustine and rituximab in relapsed or refractory patients (PCYC-1108-CA). Pharmacyclics plans to issue a material update on the ibrutinib clinical development program and its results in a press release after the EHA oral presentations.

Oral Presentation at EHA, Amsterdam, The Netherlands (June 14-17, 2012)
Date/Time: Saturday, June 16, 2012; 8:00 AM – 8:15 AM CET
Location: Elicium 1
Abstract # 1970: The Bruton's Tyrosine Kinase Inhibitor Ibrutinib (PCI-32765) is Highly Active and Tolerable in Relapsed or Refractory and Treatment Naïve Chronic Lymphocytic Leukemia Patients, Updated Results of a Phase Ib/II Study.
Dr. Susan M. O'Brien et al. MD Anderson Cancer Center, Houston, Texas.

Oral Presentation at EHA, Amsterdam, The Netherlands (June 14-17, 2012)
Date/Time: Saturday, June 16, 2012; 8:15 AM – 8:30 AM CET
Location: Elicium 1
Abstract # 1590: Combination of the Bruton's tyrosine kinase inhibitor PCI-32765 with bendamustine/rituximab in patients with relapsed/refractory chronic lymphocytic leukemia: Interim results of a phase Ib/II study.
Dr. Jennifer Brown et al. Dana-Farber Cancer Institute, Boston, Massachusetts.

Ibrutinib is an oral first-in-class, selective, irreversible Bruton's tyrosine kinase (BTK) inhibitor being investigated for its potential in treating patients with chronic lymphocytic leukemia, mantle cell lymphoma, diffuse large B cell lymphoma, follicular lymphoma, and multiple myeloma, all of which are considered B-cell malignancies.  Ibrutinib is being jointly developed by Pharmacyclics, Inc. and Janssen Biotech, Inc.

About Pharmacyclics
Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325